State of Delaware
Secretary of State
Division of Corporations
Delivered 12:34 PM 05/06/2022
FILED 12:35 PM 05/06/2022
SR 20221823554 - File Number 5507744

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
FRITZY TECH INC.
a Delaware corporation

Fritzy Tech Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That in accordance with the provisions of Section 242 of the GCL, the Board of Directors of the Corporation at a meeting of the Board of Directors duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the **Article Tenth** so that, as amended, said Article shall be and read as follows:

> "**TENTH**: Effective as of 5:00p.m. (Pacific Time) on the date of filing (the "Effective Time" of this amendment to the Corporation's Certificate of Incorporation with the Secretary of State of the State of Delaware, each share of common stock, par value $0.000001 (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, shall be, and hereby is, split on the basis of one (1) new share of common stock for eighty (80) old shares of common stock, par value $0.000001 per share (the "New Common Stock"). Each outstanding stock certificate which immediately prior to the Effective Time represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock. The Corporation shall not issue or deliver any fractional shares of New Common Stock. In lieu thereof, shares of Old Common Stock that are not evenly divisible will be rounded up to the nearest whole share of New Common Stock. Shares of common stock that were outstanding prior to the Effective Time and that are not outstanding after the Effective Time shall resume the status of authorized but unissued shares of common stock."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the foregoing amendment shall be effective immediately upon filing of the amendment.

IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment to be signed by Hooi Chee Voon, its duly authorized President and Chief Executive officer this 15th day of April, 2022.

By: ______________________________
Hooi Chee Voon
President & CEO